Exhibit 99(b)

             Koger Equity, Inc. Announces Joint Venture Acquisition
                          of Fort Lauderdale Property

BOCA RATON, Fla.--(BUSINESS WIRE)--Nov. 4, 2003--Koger Equity, Inc. (NYSE:KE) today announced that Koger, through a subsidiary DownREIT limited partnership ("Koger LP"), will enter into a joint venture with an affiliate of Investcorp Properties Limited of New York ("Investcorp"), to acquire all of the interests in a partnership that owns as its sole asset a 325,000 square foot Class A office property, known as Broward Financial Centre.

Broward Financial Centre is located at the southwest corner of Broward Boulevard and Federal Highway in downtown Fort Lauderdale, Florida. Based on the in-place net operating income of the property, which is currently 88% occupied, the price at which the joint venture is acquiring the partnership interests represents an implied capitalization rate of approximately 9.0%.

Koger will own 30% of the joint venture, while Investcorp will own 70%. Koger will be engaged by the joint venture to provide leasing and management services to the property.

Currently, approximately 14% of the existing partnership interests in Broward Financial Centre are owned by entities in which Koger's Chief Executive Officer, Thomas J. Crocker has a 50% ownership interest (collectively, "Crocker Affiliate").

The decision to acquire Broward Financial Centre and the terms thereof were approved by the members of Koger's board of directors and finance committee without the participation of Mr. Crocker. Investcorp, as the joint venture partner acquiring 70% of the economic interests, played a substantial role in negotiating the purchase.

The joint venture expects to close on the acquisition in January 2004. Koger LP will fund its portion of the joint venture equity in part by the issuance of Units in exchange for the contribution of the partnership interests held by Crocker Affiliate (approximately 40% of Koger's total investment in the joint venture), with the remaining equity to be funded by Koger's secured line of credit.

Koger LP will acquire the partnership interests held by Crocker Affiliate by issuing limited partnership units ("Units") in exchange for the contribution of its partnership interests. Crocker Affiliate will receive that number of Units equal to the value of its partnership interest at closing divided by the lesser of the closing price of Koger common stock on the day preceding the closing and the average per share closing price of Koger common stock for the thirty trading days preceding the closing. Using the closing stock price as of November 3, 2003, of $19.75 per share, the number of Units issued would be approximately 91,000 Units. The Units will be entitled to receive quarterly distributions equivalent to the quarterly dividend declared on Koger Common Stock. Commencing on the first anniversary of the transaction, the Crocker Affiliate can cause the Units to be redeemed in exchange for cash (at a price per Unit equal to the lesser of the per share price for a share of Koger common stock at the time of redemption and the average per share closing price of Koger common stock for the thirty trading days preceding the redemption) or, at Koger's option, shares of common stock of Koger (one share of Koger common stock per Unit).

Tom Crocker, CEO, said, "With this transaction we are pleased to re-enter the South Florida market, one of the fastest growing regions in the country. Broward Financial Centre is a premier building in the market, with a strong credit rent-roll and limited near term rollover. It complements our strategy of acquiring in-fill locations with strong, long-term growth potential. Finally, we believe that establishing a positive relationship with an experienced company like Investcorp could be a valuable strategic resource in Koger's future growth."

John Fraser, a Managing Director at Investcorp commented, "We are pleased that we were able to form a joint venture partnership with Koger Equity, which is gaining a reputation as one of the leading Class A office owners in the Southeastern United States. We believe this relationship will allow us to expand our presence in this important market. After considering Koger's commitment to building long-term value in its assets, our decision to partner with them was rather easy. We are excited about the future opportunities that this relationship will create."

Estimates and certain other matters discussed in this press release may be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Koger Equity, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions; there can be no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company's expectations are set forth as risk factors in the company's SEC reports and filings, including its annual report on Form 10-K. Included among these factors are changes in general economic conditions, including changes in the economic conditions affecting industries in which its principal tenants compete; its ability to timely lease or re-lease space at current or anticipated rents to creditworthy tenants; its ability to achieve economies of scale over time; the demand for tenant services beyond those traditionally provided by landlords; changes in interest rates; changes in operating costs; its ability to attract and retain high-quality personnel at a reasonable cost in a highly competitive labor environment; future demand for its debt and equity securities; its ability to refinance its debt on reasonable terms at maturity; and its ability to complete current and future development projects on schedule and on budget. Many of these factors are beyond the Company's ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements contained or incorporated by reference herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

About Koger Equity

Koger Equity, Inc. owns and operates 126 office buildings, containing 9.21 million rentable square feet, primarily located within 18 suburban office projects in ten cities in the Southeastern United States and Texas.

Additional information about Koger is available upon request to Investor Relations, 225 NE Mizner Blvd., Suite 200, Boca Raton, Florida 33432-4079, or call 800-850-2037, or visit Koger's website at www.koger.com.


    CONTACT: Koger Equity, Inc., Boca Raton
             Thomas C. Brockwell, 561-395-9666